Exhibit 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned in the capacities set forth below. The undersigned each acknowledge that they shall be responsible for the timely filing of such amendments to the Schedule 13D as shall be required, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate. Each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement on Schedule 13D including an amendment to add additional parties as necessary. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument. Any party may withdraw from this Joint Filing Agreement by providing written notice to that effect to the other parties.

Dated: February 26, 2026

By:	/s/ Jason DeZwirek
Name: Jason DeZwirek

ICARUS INVESTMENT CORP.

By:	/s/ Jason DeZwirek
Name: Jason DeZwirek

0TO100 INC.

By:	/s/ Jason DeZwirek
Name: Jason DeZwirek